Exhibit 99.2

For Immediate Release

For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces
Appointment of New Director

New York, NY, February 16, 2017 Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that Patrick McClymont has been appointed as an independent director to the Company’s Board of Directors. Mr. McClymont will serve as a member of the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee.

In connection with the addition of Mr. McClymont, the Board increased the size of the Board from ten to eleven directors.

Mr. McClymont, age 47, currently serves as the Executive Vice President and Chief Financial Officer of IMAX Corporation. Mr. McClymont previously served as the Executive Vice President and Chief Financial Officer of Sotheby's and a Partner and Managing Director of Goldman Sachs & Co., where he spent 15 years.

Mr. McClymont holds an MBA from the Amos Tuck School of Business at Dartmouth College and a BS from Cornell University.

Mr. Lawrence I. Sills, Standard Motor Products’ Executive Chairman of the Board, stated, “We are very pleased to welcome Patrick to our Board of Directors. While a Managing Director of Goldman Sachs, Patrick was a trusted adviser to our Company providing us with strategic and corporate finance advice. We believe that his business background, executive experience and leadership skills will be valuable assets to our Board, and we look forward to his insights and contributions to our Company.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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37-18 Northern Blvd., Long Island City, NY 11101 (718) 392-0200 www.smpcorp.com